Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

FEI Company:

We consent to the incorporation by reference in the registration statement (Form S-8 Nos. 333-162940, 333-156239, 333-44954, 333-32911, 333-149741, 333-136473, 333-128923, 333-115840, 333-110264, 333-92631, 333-92629, 333-57331 and 333-08863) of FEI Company of our reports dated February 18, 2011, with respect to the consolidated balance sheet of FEI Company as of December 31, 2010 and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the year ended December 31, 2010 and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of FEI Company.

/s/ KPMG LLP

Portland, Oregon

February 18, 2011